Exhibit 5(a)





                               February 3, 1994





First Albany Companies Inc.
41 State Street
Albany, New York  12207


     Re: First Albany Companies Inc. - Registration Statement on Form S-8 relating to the First Albany Companies Inc. Stock Bonus Plan (the "Registration Statement")
          -------------------------------------------------------------


Gentlemen:

          In connection with proposed sale of up to 300,000 shares of the common stock par value $.01 (the "Shares") of First Albany Companies Inc. (the "Company") pursuant to the First Albany Companies Inc. Stock Bonus Plan (the "Plan") with respect to which a Registration Statement on Form S-8 has been prepared for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, I have examined such corporate records, other documents and questions of law as I considered necessary for the purposes of this opinion.

          I am of the opinion that when:

          (a)  the applicable provisions of the Securities Act of 1933 and of

     State securities of "blue sky" laws shall have been complied with;

          (b) the Company's Board of Directors shall have duly authorized the issue and sale of the Shares; and

          (c) the Shares shall have been duly issued and paid for (in an amount not less than $.01 par value thereof);

the Shares will be legally issued, fully paid and nonassessable.

          I hereby consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-8 and to the reference to me under the caption "Legal Opinion" in the Registration Statement and related Prospectus, and any amendments thereto, filed or distributed in connection with the Plan.


                              Very truly yours,


                              /s/ Michael R. Lindburg
                              ---------------------------
                              Michael R. Lindburg
                              Vice President
                              General Counsel